Pricing Supplement dated January 30, 1997                    Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                        File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                  ADVANTA CORP.
                    MEDIUM-TERM NOTES, SERIES D - FIXED RATE

=======================================================================================================================
Principal Amount:  $16,000,000                                                       Interest Rate: 6.60%
Agent's Discount or Commission:  $48,000                                             Stated Maturity Date:  02/04/2000
Net Proceeds to Issuer:  $15,952,000                                                 Original Issue Date:  02/04/97
Issue Price: 100%                                                                    Trade Date:  01/30/97
=======================================================================================================================
Interest Payment Dates:   August 4, 1997 and the                                     Cusip No.:  00756QDR6
                          4th day of each February
                          and August thereafter

Day Count Convention:

         [X]      30/360 for the period from 02/04/97  to 02/03/2000

         [ ]      Actual/360 for the period from     to

         [ ]      Actual/Actual for the period from  to

Redemption:

         [X]      The Notes cannot be redeemed prior to the Stated Maturity Date.

         [ ]      The Notes may be redeemed prior to the Stated Maturity Date.
                  Initial Redemption Date:
                  Initial Redemption Percentage:
                  Annual Redemption Percentage Reduction: ____% until Redemption
                  Percentage is 100% of the principal amount.

Optional Repayment:

         [X]      The Notes cannot be repaid prior to the Stated Maturity Date.

         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                  Option Repayment Dates:
                  Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars)
         Original Issue Discount:
                           [ ]      Yes     [X]      No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:

         [X]      Book Entry                             [ ]     Certificated

Agent acting in the capacity as indicated below:

         [ ]      Agent                                  [X]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [X] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

                  The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[ ]     Other Provisions:

       [ ]  Salomon Brothers Inc

                  [X]  Bear, Stearns & Co. Inc.

                               [ ]  CS First Boston

                                         [ ] Donaldson, Lufkin & Jenrette
                                                 Securities Corporation

                                                       [ ] Merrill Lynch & Co.